EXHIBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 1st day of January, 2015 (the “Effective Date”), by and between the Georgia Bank & Trust Company of Augusta, a state bank organized under the laws of the State of Georgia (the “Bank”), and Darrell R. Rains (the “Executive”).

BACKGROUND:

The Employer and Executive are parties to that certain Employment Agreement originally entered into as of January 1, 2007 (the “Original Effective Date” and the “Original Employment Agreement”) pursuant to which the Executive is employed as a Group Vice President and Chief Financial Officer of the Bank.

The Bank and the Executive now desire to amend and restate the Original Employment Agreement as hereinafter set forth and intend that this amended and restated employment agreement embody the complete terms and conditions of the Executive’s continuing employment with the Employer.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.           Duties.

1.1           Positions.  The Executive shall be employed as a Group Vice President and Chief Financial Officer of the Bank and, subject to the direction of the President and Chief Operating Officer, shall perform and discharge faithfully the duties and responsibilities which reasonably may be assigned to the Executive from time to time in connection with the conduct of the businesses.  The duties and responsibilities of the Executive shall be commensurate with similar positions at other community banks of a similar size to the Bank.  The Executive shall report to the President and Chief Operating Officer of the Bank.

1.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)           subject to Section 1.2(b) and Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           the Executive and the Bank may agree that the Executive may devote less than substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment in which case the Executive’s Annual Base Salary shall be proportionately reduced;

(c)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the President and Chief Operating Officer; and

(d)           timely prepare and forward to the President and Chief Operating Officer all reports and accountings as may be requested of the Executive.

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Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Bank, this shall not be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in his owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; or

(b)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge his duties hereunder; provided further, that the President and Chief Operating Officer may direct the Executive in writing to resign from any such organization and/or cease such activities should the President and Chief Operating Officer reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.           Term.  This Agreement shall remain in effect for the Initial Term.  On each anniversary of the Effective Date, however, the Initial Term shall be extended for an additional twelve-month period unless and until one party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than thirty (30) days prior to the end of any such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect (i.e., two (2) years following the last day for which a notice of non-extension may be provided), subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof.  In the event that either party provides notice of the termination of the Agreement, but the Executive continues to provide services to the Bank as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

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3.           Compensation.  The Bank shall pay the Executive the following during the Term, except as otherwise provided below:

3.1           Annual Base Salary.  The Executive shall be compensated at an annual base rate of Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) (the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed by the Employer at least annually for adjustments, as determined by the Board of Directors based on an evaluation of the Executive’s performance, with any such adjustment to be effective as of January 1st.  The Executive’s Annual Base Salary shall be proportionately reduced in the event of any circumstance contemplated by Section 1.2(b), with any such adjustment to be effective as of the date of the change in the Executive’s level of service commitment.  The Executive’s Annual Base Salary shall be payable in accordance with the Bank’s normal payroll practices.

3.2           Incentive Compensation.

(a)           The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors of the Bank.  To the extent applicable, any such annual bonus compensation opportunity shall be consistent with the Bank’s strategic planning process pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors of the Bank (an “Annual Bonus”).   Any Annual Bonus earned shall be payable in cash in the calendar year following the calendar year in which the bonus is earned in accordance with the Bank’s normal practices for the payment of short-term incentives and shall be paid no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(b)           The Executive’s Annual Bonus opportunity shall not preclude the Executive from eligibility for any other incentive compensation opportunity made available by the Board of Directors of the Bank.

(c)           The payment of any incentive compensation shall be subject to any approvals or non-objections required by any regulator of the Bank, and it is understood by the parties that it is contemplated that Executive will not be eligible to receive any incentive compensation while the Bank is subject to restrictions imposed by any written agreements between the Employer and the Federal Deposit Insurance Corporation (“FDIC”), the Georgia Department of Banking and Finance, or any other bank-regulating authority, or otherwise restricted under applicable law.

3.3           Equity Compensation.  The Executive shall be entitled to such other equity incentive awards in the discretion of the Board of Directors of the Company (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity; provided, however, that, in general, the Company shall make awards at such times and subject to such terms and conditions that are no less favorable than awards granted to similarly situated executives.

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3.4           Business and Professional Education Expenses; Memberships.  Subject to the reimbursement policies from time to time adopted by the Board of Directors of the Bank and consistent with the annual budget approved for the period during which an expense was incurred, the Bank specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder, including membership dues approved in advance; provided, however, that as a condition of any such reimbursement, the Executive submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department.  The Executive acknowledges that the Bank makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.4.

3.5           Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Bank.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.

3.6           Withholding.  The Bank may deduct from each payment of compensation under this Agreement all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.7           Reimbursement of Expenses; In-Kind Benefits.  All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement.  Any in-kind benefits provided by the Bank must be provided during the Term of this Agreement.  The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.8           Clawback of Incentive Compensation.  The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded). The Executive agrees to return promptly any such compensation identified by the Bank by written notice provided pursuant to Section 12.  If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Bank.  If the Executive is then employed by the Bank, the Executive acknowledges that the Bank may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation.  The Executive acknowledges the Bank’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.8.  The provisions of this Section 3.8 shall be modified to the extent, and remain in effect for the period, required by applicable law.

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3.9           Obligations of Bank.  No Affiliate of the Bank shall bear any responsibility or liability for the obligations of the Bank under this Agreement.

4.           Termination; Suspension or Reduction of Benefits.

4.1           Termination of Employment.  During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)           By the Bank:

(1)           for Cause; provided that the Bank shall give the Executive any prior written notice required by Section 22(f); or

(2)           without Cause at any time, provided that the Board of Directors of the Bank shall give the Executive thirty (30) days prior written notice of its intent; and provided further that the Bank shall meet its obligations to the Executive under Section 4.2;

(b)           By the Executive:

(1)           for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Bank thirty (30) days’ prior written notice of the Executive’s intent to effect his Termination of Employment; or

(2)           for Good Reason following a Change of Control, provided that the Executive shall give the Bank the prior written notice described in Section 22(p).

(c)           Upon the Executive becoming subject to a Disability.

(d)           At any time upon mutual, written agreement of the parties.

(e)           Upon expiration, including non-renewal, of the Term.

(f)           Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2           Severance.

(a)           Death.  If, during the Term the Executive experiences a Termination of Employment due to death, the Bank will pay severance to the Executive’s representative or estate, as liquidated damages, in lieu of all other claims and payments (other than those provided for in this Section 4.2(a)), a lump sum payment in cash or cash equivalents equal to (1) fifty percent (50%) of the Executive’s Annual Base Salary then in effect plus (2) any earned but unpaid incentive compensation.

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(b)           Termination of Employment without Cause.  If, during the Term, the Executive experiences a Termination of Employment by the Bank without Cause pursuant to Section 4.1(a)(2); then, upon the Termination of Employment, the Bank will provide the Executive, as liquidated damages, in lieu of all other claims and payments (other than those provided for in this Section 4.2(b)), with a continuation of his base salary at the monthly rate equal to one-twelfth of his Annual Base Salary rate then in effect for a period equal to twenty-four (24) months, with such base salary continuation payable in monthly installments effective as of the first day of the calendar month immediately following the effective date of the Termination of Employment.

(c)           Resignation for Good Reason Following a Change of Control.  If, during the Term but only after a Change of Control, the Executive effects a Termination of Employment for Good Reason pursuant to Section 4.1(b)(2); then, upon the Termination of Employment, the Bank will provide the Executive, as liquidated damages, in lieu of all other claims and payments (other than those provided for in this Section 4.2(c)), with a continuation of pay at the monthly rate equal to the sum of:  (1) his base salary at the monthly rate equal to one-twelfth of his Annual Base Salary rate then in effect, plus (2) incentive compensation at the monthly rate equal to one-twelfth of the Annual Bonus that would have been payable to the Executive for target performance for the calendar year in which the Termination of Employment is effective.  The continuation of pay shall continue for a period equal to twenty-four (24) months, with such continuation of pay being payable in monthly installments effective as of the first day of the calendar month immediately following the effective date of the Termination of Employment.

4.3           Change of Control.  In the event of a Change of Control during the Term, the Executive shall be entitled to a lump sum payment in cash or cash equivalents equal to the sum of one (1) times the sum of:  (a) the Executive’s average Annual Base Salary over the three consecutive calendar-year period ending immediately prior to the calendar  year in which the Change of Control is effective, plus (b) the average annual incentive compensation, as contemplated by Section 3.2, paid to the Executive during the three consecutive calendar-year period ending immediately prior to the calendar year in which the Change of Control is effective.  The cash payment provided for in this Section 4.3 shall be paid by the Bank no later than (10) days after the date of the closing of the transaction effecting the Change of Control.

4.4           Tax Gross-Up Payment.  In the event it shall be determined in a written opinion by a firm of certified public accountants selected by the Bank (such determination to be made within thirty (30) days of a request by the Executive following a Change of Control) or by the Internal Revenue Service that any payment or distribution by the Bank to or for the benefit of the Executive under this Agreement would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties accrued due to the Executive’s  failure to pay or underpayment of such tax in reliance on the opinion of the Bank’s firm of certified public accountants, are hereinafter collectively referred to as the “Excise Tax”)), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Executive shall promptly notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment.  The Executive shall provide the Bank with a reasonable opportunity to contest such claim.  Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Bank to the Executive or to the applicable taxing authorities on or before the date on which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits or is required to remit the related taxes (however, this period is by no means an outside payment date nor does it diminish the Executive’s right to be paid promptly).

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4.5           Effect of Termination of Employment.

(a)           Upon Executive’s Termination of Employment hereunder for any reason, the Bank shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (1) the payment of any amount earned and owing under this Agreement; (2) the reimbursement of any expenses under Section 3.4; and (3) any payment set forth in Section 4.2(a), (b) or (c), if and as applicable.

(b)           Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by the Employer.  The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.  Any payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment as otherwise provided.

(c)           If the Executive is a member of the Board of Directors of the Company or of the Bank, or both, and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from his position on such Board(s) of Directors, effective no later than the date his employment is terminated, unless the Company or the Bank and Executive mutually agree to the Executive’s continued service on such Board(s) of Directors.

(d)           Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

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(e)           Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of  the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1828(k)). In particular, the provisions of Section 4.2 pertaining to the potential for severance payments, shall have no force or effect as long as either the agreement concerning the potential for severance payments or the actual payment of severance amounts would be considered a “golden parachute payment,” with the meaning of 12 C.F.R. Section 359.1(f).

(f)           It is intended that (1) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations Section 1.409A-1(b)(4) (regarding short-term deferrals), Section 1.409A-1(b)(9)(iii) (regarding the severance pay exception) and Section 1.409A-1(b)(9)(iv) (regarding reimbursements and other separation pay).

4.6           Regulatory Action.

(a)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.4 of expenses incurred as of the effective date of termination.

(b)           If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)           If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)           If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Company or any depository institution controlled by the Company, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

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(e)           If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depository institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)           If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)           Notwithstanding the timing for the payment of any severance amounts described in Section 4.2, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent.  Any payments suspended by operation of this Section 4.6(g) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(h)           All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.           Employer Information.

5.1           Ownership of Employer Information.   All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Bank will remain the sole and exclusive property of the Employer.

5.2           Obligations of the Executive.  The Executive agrees:

(a)           to hold Employer Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

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(c)         in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as   Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law.  This Section 5 shall survive the termination of this Agreement for any reason for so long as is permitted by applicable law.

5.3           Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon the Executive’s Termination of Employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.           Non-Competition.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period following a Termination of Employment for any reason, within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer.

7.           Non-Solicitation of Customers.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment for any reason for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate or attempt to solicit, divert, or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had Material Contact during the twelve (12) months prior to the Determination Date, for purposes of providing products or services that are competitive with those provided by the Employer.

8.           Non-Solicitation of Employees.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment for any reason for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

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9.           Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  Furthermore, in addition to any other remedies, the Executive agrees that any willful violation of the covenants in Sections 5 through 8 that results in material harm to the Bank will result in the immediate forfeiture of any remaining payments that otherwise are or may become due under Section 4.2, 4.3 and/or 4.4, to the extent applicable.  The Executive further agrees that should he breach any of the covenants contained in Sections 5 through 8 of this Agreement, he shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the pay continuation period during which the Executive was in breach of any of the covenants in Sections 5 through 8.  The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

10.           Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.           No Set-Off.  The existence of any claim, demand, action or cause of action by one party against another that is not predicated upon this Agreement shall not constitute a defense to the enforcement by the defending party of any of its or his rights hereunder.

12.           Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:	Georgia Bank & Trust Company
Attn: Chairman, Compensation Committee of the Board of Directors
3530 Wheeler Road
Augusta, Georgia 30909

If to the Executive:	The address most recently on file with the Bank

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

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13.           Assignment.  The rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including without limitation, a purchaser of all or substantially all the assets of the Bank.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Bank shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Bank” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment.  The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.           Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.           Mediation.  Except with respect to Sections 5 through 9 above, and as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

16.           Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state court located in Richmond County, Georgia or federal court for the Southern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

17.           Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.  To the extent any compensation provided for hereunder constitutes nonqualifed deferred compensation, the provisions of this Agreement are intended to be compliant with, and in the event of any ambiguity, are to be construed to be consistent with, the requirements of Section 409A of the Code

18.           Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated, including, but not limited to, the Original Employment Agreement.

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19.           Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

20.           Survival.  The obligations of the parties pursuant to Sections 3.8, 4.2, 4.3, 4.4, 5 through 9, 15, 16, and 21, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

21.           Representation Regarding Restrictive Covenants.  The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Bank contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Bank shall have no obligations to the Executive under this Agreement.

22.           Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)           “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity.  For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)           “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)           “Area” shall mean the geographic area encompassed by a twenty-five (25) mile radius of the principal office of the Bank located at 3530 Wheeler Road, Augusta, Richmond County, Georgia  30909.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Bank under this Agreement.

(d)           “Board of Directors” shall mean the Board of Directors of the Bank or the Company or both, as the context indicates, and, where appropriate, includes any committee thereof or other designee.

(e)           “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)           “Cause” shall mean:

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(1)           a material breach of the terms of this Agreement by the Executive not cured by the Executive within ten (10) business days after his receipt of Employer’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)           any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Bank or an Affiliate;

(3)           conviction of the Executive of a felony or any crime involving breach of trust or moral turpitude;

(4)           conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors (other than as a result of illness or bodily injury);

(5)           conduct in material violation of the rules of conduct set forth in the Bank’s employee handbook, as the same may be in effect from time to time, or any successor document;

(6)           willful disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Bank or an Affiliate; provided, however, that disclosure of Employer Information in connection with any legal process or in connection with any regulatory examination or review shall not constitute Cause;

(7)           receipt of any form of written notice that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal regulatory action against the Executive (including, without limitation, harm to the Employer’s reputation or standing with applicable regulatory agencies); or

(8)           Executive’s removal and/or permanent prohibition from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)           “Change of Control” means:

(1)           for purposes of Section 4.2(c), any one of the following events:

(i)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of either the Bank or the Company, as the case may be; provided, however, that the current and future holdings of any person who is a shareholder of the Company or the Bank as of the Original Effective Date shall be disregarded in determining whether the fifty percent (50%) threshold has been attained;

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(ii)           within any twelve-month period (beginning on or after the Original Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)           a reorganization, merger, share exchange combination, or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger, share exchange combination, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

(iv)           the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party; and

(2)           for purposes of Section 4.3, (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of “beneficial ownership” (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by a person or entity or any group of persons or entities acting in concert, of fifty percent (50%) or more of the outstanding shares of Company common stock; (ii) the sale of all or substantially all of the assets of the Company and/or the Bank; or (iii) the approval by Company shareholders of a plan of liquidation of the Company or the Bank.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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(i)           “Company” means Southeastern Bank Financial Corporation, a bank holding company organized and existing under the laws of the State of Georgia, and any successor thereto.

(j)           “Competing Business” shall mean any entity (other than the Company and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(k)           “Confidential Information” means data and information: (1) relating to the Business of the Employer, regardless of whether the data or information constitutes a trade secret as that term is defined in Article 1 of Chapter 10 of Title 10 of the Official Code of Georgia; (2) disclosed to the Executive or of which the Executive became aware of as a consequence of the Executive’s relationship with the Employer and/or any Affiliates; (3) having value to the Employer and/or any Affiliates; (4) not generally known to competitors of the Employer and/or any Affiliates; and (5) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Employer and/or any Affiliates, except where such public disclosure has been made by the Executive without authorization from the Employer and/or any Affiliates; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(l)           “Determination Date” means (1) during the Executive’s employment, the date from which compliance with Section 7 is being determined and (2) following the Executive’s Termination of Employment, the date of the Executive’s Termination of Employment.

(m)           “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for long-term disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not then maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(n)           “Employer” shall mean, collectively, the Company and the Bank.

(o)           “Employer Information” shall mean Confidential Information and Trade Secrets.

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(p)           “Good Reason” shall mean any of the following which occurs on or after the Original Effective Date:

(1)           a material reduction in the Executive’s rate of Annual Base Salary or Annual Bonus opportunity effected by the Employer, in either case, from its level in effect immediately prior to the Change of Control;

(2)           the Executive is required by the Bank, or its successor, to relocate the Executive’s primary office or worksite by the Employer to a geographical area more than  fifty (50) miles from 3530 Wheeler Road, Augusta, Georgia  30909; or

(3)           a material change effected by the Employer in the Executive’s authority, duties or responsibilities under this Agreement;

provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within sixty (60) days following the occurrence of the event (or, if later, sixty (60) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of sixty (60) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.

(q)           “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) the close of business on the last business day immediately preceding the third (3rd) anniversary of the Effective Date, or (2) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.

(r)           “Material Contact” means the contact between the Executive and each customer or potential customer: (1) with whom or which the Executive dealt on behalf of the Employer and/or any Affiliates; (2) whose dealings with the Employer and/or any Affiliates were coordinated or supervised by the Executive; (3) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s association with the Employer and/or any Affiliates; or (4) who receives products or services authorized by the Employer and/or any Affiliates, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Executive within two years prior to the Determination Date.

(s)           “Post-Termination Period” shall mean the twenty-four (24) month period immediately following the effective date of the Termination of Employment.

(t)           “Term” shall mean the Initial Term and any subsequent extension periods.

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(u)           “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Bank and all affiliated companies that, together with the Bank, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(v)           “Trade Secrets” shall mean Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the Bank and the Executive have executed and delivered this Agreement as of the date first shown above.

Georgia Bank & Trust Company:

By:	/s/ Randolph R. Smith
Signature

Randolph R. Smith
Print Name

Chairman
Title

Executive:

/s/ Darrell R. Rains
Darrell R. Rains

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